FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  July 25, 1996


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811









Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           July 25, 1996

Item 5.   Other Material Events

          Maine Public Utilities Commission Issues Draft Plan on
          Electric Utility Industry Restructuring Study, Docket
          No. 95-462.

          In 1995, the Maine Legislature passed Resolve 89 "To Require a Study of Retail Competition in the Electric Utility Industry" (the "Resolve"), to begin a process for developing recommendations on the future structure of the electric utility industry in Maine. The process included the appointment of a Work Group on Electric Utility Restructuring to develop a plan for the orderly transition to a competitive market for retail purchases and sales of electricity. The Company participated in this Work Group, which was unable to reach a consensus on a recommended plan by its reporting deadline.

          The Resolve also directed the Maine Public Utilities Commission (MPUC) to conduct a study to develop at least two plans for the orderly transition to retail competition in the electric utility industry in Maine and to submit a report of its findings by January 1, 1997. One plan would be designed to achieve "... full retail market competition for purchases and sales of electric energy by the year 2000" and the other to achieve a more limited form of competition. The Resolve also stated that the MPUC's findings would have no legal effect, but would "... provide the Legislature with information in order to allow the Legislature to make informal decisions when it evaluates these plans."

          On December 12, 1995, the MPUC issued a Notice of Inquiry (the "Notice") initiating its study. In the Notice, the MPUC solicited detailed proposals and plans for achieving retail competition in Maine by the year 2000 and requested the proposals include specific plans for an orderly transition to a more competitive market. The Notice required that plans and proposals be filed with the MPUC by interested parties no later than January 31, 1996, and outlined a schedule calling for submittal of a final report to the Legislature in December, 1996.

          On January 30, 1996, the Company filed its restructuring proposal with the MPUC. The major elements of this proposal are:

          (a) The separation of the Company's generation assets (including contracts and entitlements) from its transmission and distribution assets. The Company suggested this separation could be accomplished by either a functional separation of generation from distribution and transmission

Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           July 25, 1996

          within the Company's existing corporate structure or by separating generation, on the one hand, and distribution and transmission, on the other, into two wholly-owned subsidiaries. The Company strongly opposes any recommendation that it be required to divest itself of its generation assets.

          (b) The economic and resource planning regulation of generation would cease. The FERC would continue to regulate transmission, and distribution would remain a franchised monopoly subject to continued regulation by the MPUC. The owner of the distribution system would be obligated to connect all willing customers.

          (c) If certain necessary changes in the operation and management of the regional transmission grid are in place, all retail customers in Maine would, by the year 2000, be entitled to purchase electric energy directly from any entity that wished to supply it to them.

          (d) The Company would be entitled to full recovery of all its stranded costs. This recovery would be accomplished by a charge on the distribution system that would apply to all retail customers. In its filing, the Company estimates that its stranded costs could be as high as $68 million. This amount consists primarily of the above-market costs of the Company's contract with Wheelabrator-Sherman, a non-utility generator, estimated at $44 million and deferred regulatory assets, such as its Seabrook investment of $24 million.

          The Company's proposal, however, was only one of over a dozen received by the MPUC in response to its Notice, some of which take positions on these matters that vary substantially from the Company's.

          On July 19, 1996, the MPUC issued its Draft Plan in this matter, which, in its own terms, represents the MPUC's "preliminary view" on how to restructure Maine's electric utility industry. The Draft Plan recommends the following:

               .    As of January, 2000, all Maine consumers would have
               the option to choose an electric power supplier.

               .    As of January, 2000, Maine would not regulate, as
               public utilities, companies producing or selling electric power.

               .    Regulated public utilities would continue to provide
               electric transmission and distribution services.

Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           July 25, 1996


               .    As of January, 2000, the Company, Central Maine
               Power Company (CMP) and Bangor Hydro-Electric Company
               (BHE), the State's three largest electric utilities, would be required to structurally separate their generation assets and functions from transmission and distribution functions. CMP and BHE would be required to fully divest themselves of their generation assets by 2006. The Draft Plan does not recommend generation divestiture for the Company. Instead, the MPUC requested additional comment "on whether MPS should be required to divest its generation assets as described [in this Draft Plan], by another method, or not at all."

               .    All contracts between the utilities and any
               qualifying facilities under PURPA would remain with the transmission and distribution companies.

               .    The utilities should be provided a reasonable
               opportunity to fully recover its generation-related stranded costs. All of the Company's anticipated stranded costs are generation-related.

          The MPUC has requested comment on its Draft Plan by August 30, 1996. These comments could result in the MPUC's modification of its preliminary recommendations. Moreover, because the MPUC's final recommendation will not have any binding legal effect, this issue must ultimately be resolved by the Maine Legislature. Many parties to this proceeding have taken positions that vary substantially from those set forth in this Draft Plan and those parties can be expected to advocate their positions before the Legislature. The Company cannot, therefore, predict what form the restructuring of Maine's electric utility industry will ultimately take or what effect that restructuring will have on the Company's business operations or financial results.

                                   MAINE PUBLIC SERVICE COMPANY
                                           Registrant


Dated:   July 25, 1996             Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance and Treasurer